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EXHIBIT 11.1
                            CERION TECHNOLOGIES INC.

                            COMPUTATION OF NET INCOME
                                PER COMMON SHARE

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   For the Three Months Ended
                                                                 ------------------------------
                                                                 June 27, 1997    June 28, 1996
                                                                 -------------    -------------
Net income                                                           $    9           $2,204
                                                                     ======           ======
Shares:
   Weighted average common shares outstanding during the period       7,022            6,039
   Common equivalent shares                                              --               --
                                                                     ------           ------
Average common and dilutive equivalent shares outstanding             7,022            6,039
                                                                     ======           ======
Net income per common share:                                         $   --           $ 0.36
                                                                     ======           ======








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